SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

         |_|      Preliminary Proxy Statement
         |_|      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         |X|      Definitive Proxy Statement
         |_|      Definitive Additional Materials
         |_|      Soliciting Material Pursuant to ss.240.14a-12

                          Catalyst International, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X|      No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                  1) Title of each class of securities to which transaction applies:

                        --------------------------------------------------------

                  2) Aggregate number of securities to which transaction applies:

                        --------------------------------------------------------

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                        --------------------------------------------------------

                  4)    Proposed maximum aggregate value of transaction:

                        --------------------------------------------------------

                  5)    Total fee paid:

                        --------------------------------------------------------

         |_|      Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)    Amount Previously Paid:

                        --------------------------------------------------------

                  2)    Form, Schedule or Registration Statement No.:

                        --------------------------------------------------------

                  3)    Filing Party:

                        --------------------------------------------------------

                  4)    Date Filed:

                        --------------------------------------------------------

                                     [LOGO]
                                    catalyst

                          CATALYST INTERNATIONAL, INC.
                            8989 NORTH DEERWOOD DRIVE
                           MILWAUKEE, WISCONSIN 53223


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 26, 2003


To our Shareholders:

      Catalyst International, Inc. will hold its Annual Meeting of Shareholders on Thursday, June 26, 2003 at 8:00 a.m. local time at its corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223, for the following purposes:

      (1)   To elect two Class II directors to serve for three-year terms;
      (2) To ratify the appointment of Ernst & Young LLP as our independent auditors for 2003; and
      (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Shareholders of record at 5:00 p.m. local time on April 28, 2003 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.

      You are cordially invited to attend the Annual Meeting. Your vote is important. Holders of a majority of the outstanding shares must be present in person or by proxy in order for the Annual Meeting to be held.

      We urge you to date, sign, and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person. If you attend the Annual Meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.

                                        By Order of the Board of Directors,

                                        /s/ Mark T. Ehrmann
                                        ----------------------------------------
                                        Mark T. Ehrmann, Secretary

May 5, 2003

                                     [LOGO]
                                    catalyst

                          CATALYST INTERNATIONAL, INC.
                            8989 North Deerwood Drive
                           Milwaukee, Wisconsin 53223

                              --------------------

                                 PROXY STATEMENT

                              --------------------

      The enclosed proxy card is solicited by the Board of Directors of Catalyst International, Inc. for use at the Annual Meeting of Shareholders to be held on Thursday, June 26, 2003, at 8:00 a.m. local time, at our corporate headquarters located at 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223.

      Only holders of record of the 7,797,803 shares of common stock outstanding at the close of business on April 28, 2003 are entitled to notice of and to vote at the Annual Meeting. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum.

      The nominees to the Board of Directors receiving the greatest number of affirmative votes will be elected as Class II directors up to the maximum number of directors to be chosen at election. Because directors are elected by a plurality of votes, abstentions and broker non-votes will have no effect on the election of directors. The other proposals require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposals. If you abstain from any of these proposals, your shares will be included in the number of shares voting on the proposal, and consequently, your abstention will have the same practical effect as a vote against the proposal. Broker non-votes will be treated as shares not entitled to vote, and consequently, will have no effect on the outcome of the vote on these proposals. This proxy statement, notice of annual meeting of shareholders, and proxy card, together with the 2002 annual report to shareholders, are being mailed to shareholders commencing on or about May 5, 2003.

      The proxy holders will vote all shares of common stock represented by proxy cards that are properly signed and returned by shareholders. If you properly sign and return your proxy card, but do not specify your choices, the proxy holders, as recommended by the Board of Directors, will vote your shares. The proxy card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this proxy statement was printed that may properly be presented for consideration at the Annual Meeting. You must return a signed proxy card if you want the proxy holders to vote your shares of common stock.

      If the accompanying proxy card is properly signed and returned to Catalyst and not revoked, it will be voted in accordance with the instructions contained thereon. Each shareholder may revoke a previously granted proxy at any time before it is exercised by written notice of revocation or by submitting a duly executed proxy bearing a later date to the Secretary of Catalyst or by attending the Annual Meeting and revoking the proxy prior to the Annual Meeting.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

      Catalyst's directors are divided into three classes, designated as Class I, Class II, and Class III. The nominating committee of the Board of Directors recommended the nomination of Messrs. Coder and Mealy to serve as Class II directors for a term of three years, subject to approval of the shareholders at the 2003 Annual Meeting. The Board of Directors has accepted the recommended nominations of the nominating committee.

      The two nominees receiving the largest number of affirmative votes at the 2003 Annual Meeting will be elected as Class II directors. The nominees elected at the 2003 Annual Meeting will serve for a three year term expiring at the 2006 Annual Meeting or until a successor is duly elected and qualified.

                              NOMINEES FOR DIRECTOR

                   Class II Directors (term to expire in 2006)

Board Approved Nominees

      Douglas B. Coder, 67, has served as a director of Catalyst since July 1992 and as Chairman of the Board since January 1997. Mr. Coder has been a principal of The Coder Company, a real estate brokerage firm, and DBC Realty, a real estate holding company since 1969 and 1971, respectively. Mr. Coder serves on the board of directors of Pearl Mutual Funds, a mutual fund company, and Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.

      Terrence L. Mealy, 72, has served as a director of Catalyst since July 1992. Mr. Mealy has been an attorney in private practice since 1957 and is a member of the State Bar of Iowa. Mr. Mealy serves on the board of directors of Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.

                   Class III Director (term to expire in 2004)

      Roy J. Carver, 59, has served as a director of Catalyst since April 1994. Since 1982, Mr. Carver has served as Chairman of the Board of Carver Pump Company, a manufacturer of centrifugal pumps and related products. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa and Davenport, Iowa and is President of Carver Hardware, Inc., a chain of hardware stores. Mr. Carver serves on the board of directors of Bandag, Inc., a tire retreading company; Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions; and Iowa First Bancshares Corp.

                   Class I Directors (term to expire in 2005)

      James F. Goughenour, 65, has served as a director of Catalyst since June 1997. Since February 2001, Mr. Goughenour has served as Corporate Vice President--Strategy and Technology at Sealy, Inc., a manufacturer of bedding. Mr. Goughenour served as Sealy's Corporate Vice President--Strategy and Technology, Quality, and Manufacturing Systems from February 2000 until February 2001 and as Vice President--Technology, Planning, and Operations Services from January 1997 until February 2000. Mr. Goughenour serves on the board of directors of Chata Biosystems, Inc., a manufacturer of pre-mixed pharmaceutical solutions.

      William G. Nelson 69, has served as a director of Catalyst since May 2002. Mr. Nelson serves on the board of directors of Manugistics, Inc., a global provider of enterprise profit optimization solutions, and HealthGate Data Corp., a provider of healthcare information, as well as several private companies. From September 1986 until October 2000, Mr. Nelson served as a Director of Geac Computer Corporation, Limited, a provider of mission-critical software and systems solutions and from September 1996 until April 1999, he served as its Chief Executive Officer and President. From July 1996 until October 2000, Mr. Nelson served as the Chairman of the Board of Geac Computer Corporation, Limited.

      James B. Treleaven, 56, has served as President and Chief Executive Officer of Catalyst since July 2001. Mr. Treleaven was elected a director of Catalyst and its wholly owned United Kingdom subsidiary, Catalyst WMS International Limited, in July 2001. From January 2000 until June 2001, Mr. Treleaven was at Global Commerce Zone, an Internet infrastructure organization focused on enabling international e-commerce, where he served as President and Chief Executive Officer from January 2000 until January 2001. From January 1998 until January 2000, Mr. Treleaven was President of the Enterprise Solutions Division (formerly Dun & Bradstreet Software) at Geac Computer Corporation, a provider of mission-critical software and systems solutions, and from July 1996 until January 1998, he was Vice President of Marketing at Moore Corporation, one of the world's largest suppliers of business forms and services.

Board of Directors Recommendation

      The Board of Directors recommends you vote FOR the election of Messrs. Coder and Mealy to serve as Class II directors and your proxy will be so voted unless you specify otherwise.

Meetings and Committees of the Board of Directors

      The Board of Directors has standing audit, compensation and nominating committees. The Board of Directors held seven meetings in 2002. Each incumbent director attended at least 75% of the full board meetings and meetings of committees on which such director served in 2002.

      The audit committee consists of Messrs. Carver (Chairman), Goughenour, Mealy and Nelson. The Board of Directors has determined that each of these committee members is able to read and understand fundamental financial statements and each meets the independence requirements for audit committee members under the existing listing standards of the National Association of Securities Dealers. Messrs. Carver, Mealy and Nelson are not independent under NASD's proposed independence standards as a result of the matters described under "Certain Relationships and Related Transactions." A report of the audit committee appears under the caption, "Audit Committee Report," below. The audit committee held four meetings during fiscal 2002.

      The compensation committee consists of Messrs. Mealy (Chairman), Carver, Coder, Goughenour and Nelson. The compensation committee establishes compensation levels for the executive officers, including a bonus plan for senior management, and administers Catalyst's stock option plans. The compensation committee held three meetings during 2002, but took action once by unanimous written consent.

      The nominating committee consists of Messrs. Coder (Chairman), Carver, Goughenour and Mealy. The nominating committee nominates persons for election as directors. Shareholders are also entitled to nominate candidates for the Board of Directors, and the nominating committee will consider nominees recommended by shareholders, in accordance with the procedures set forth in the By-Laws. See "Submission of Shareholder Proposals," below. The nominating committee held one meeting in 2002.

Non-Employee Director Compensation

      The 1997 Director Stock Option Plan allows non-employee directors to receive stock options in lieu of cash compensation for attendance at Board of Directors' and committee meetings. Non-employee directors are entitled to receive a fee of $1,500 (or stock options with an aggregate exercise price equal to the fee) for each Board of Directors meeting they attend and $500 (or stock options with an aggregate exercise price equal to the fee) for each committee meeting they attend and are entitled to be reimbursed for their expenses incurred in connection with their responsibilities as directors. In addition, non-employee directors are entitled to an option to purchase 5,000 shares of common stock annually. The exercise price of each grant is equal to the market price of the common stock on the date of grant.

      Mr. Coder received $99,167 in compensation during 2002 and certain medical benefits in consideration for performing his duties as Chairman of the Board. Catalyst and Mr. Coder are parties to a letter agreement dated October 23, 1998, as subsequently amended, under which we agree to pay certain health benefits to Mr. Coder and his immediate family through a period which expires no later than December 31, 2011. The agreement provides that its terms shall survive any discontinuation of services as Chairman of the Board, either voluntary or involuntary, unless otherwise agreed by the parties. Further, the agreement is an obligation of Catalyst and, as such, will not be terminated as a result of any change in control or sale of assets of Catalyst. In addition, Catalyst and Mr. Coder are parties to a letter agreement dated December 3, 1999, as subsequently amended, wherein Mr. Coder agrees to serve as Chairman of the Board until the 2004 Annual Meeting and receive an annual compensation of $100,000. The parties also agree that Mr. Coder will receive an annual compensation of $100,000 for a period of two years thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in Catalyst. Copies of these reports must also be furnished to Catalyst. Based solely on a review of these copies submitted to Catalyst during 2002, we believe that all executive officers and directors timely filed the required reports.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table indicates, as of March 31, 2003 (unless otherwise noted), beneficial ownership of common stock by (i) each current director and nominee, (ii) the named executive officers, (iii) persons known by Catalyst to be beneficial owners of more than 5% of its outstanding common stock, and (iv) all current directors and executive officers of Catalyst as a group. Unless otherwise indicated, the person listed has sole voting and investment power.

                                                                              Amount and
                                                                               Nature of
                                                                              Beneficial     Percent of
    Name of Beneficial Owners                                                Ownership(1)       Class
    -------------------------                                                ------------       -----
     State of Wisconsin Investment Board...................................   1,490,600(2)      19.1%
       Post Office Box 7842
       Madison, WI  53707

     SAP America, Inc. ....................................................     759,485(3)       9.7%
       3999 West Chester Pike
       Newtown Square, PA  19073

     Roy J. Carver ........................................................     298,323          3.8%

     Douglas B. Coder......................................................     821,585(4)      10.5%
       8711 East Pinnacle Peak Road, #127
       Scottsdale, AZ  85255

     John K. Gorman........................................................          --           *

     James F. Goughenour...................................................      55,229           *

     David H. Jacobson.....................................................          --           *

     David A. March........................................................          --           *

     Terrence L. Mealy.....................................................     973,619(5)      12.4%
       301 East Second Street
       Muscatine, IA  52761

     William G. Nelson.....................................................      20,000           *

     James B. Treleaven....................................................      12,500           *

     All directors and executive officers as a group (9 persons)...........   2,181,256         27.4%

------------------
*     Less than 1% of the outstanding common stock.
(1) Includes shares which could be acquired pursuant to the exercise of stock options within 60 days of March 31, 2003 as follows: Mr. Carver (38,581 shares), Mr. Coder (38,439 shares), Mr. Goughenour (25,367 shares), Mr. Mealy (38,530 shares), Mr. Nelson (10,000 shares), and all directors and executive offers as a group (150,917 shares).
(2) This information is based on Amendment No. 8 to Schedule 13G filed on February 11, 2003.
(3) This information is based on a Schedule 13D filed on September 10, 1999. The 759,485 shares are directly owned by SAP America, Inc.; however, SAP America, Inc. shares voting power with its parent, SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, D-69190 Walldorf, Germany.
(4) Includes 37,271 shares held by Mr. Coder's spouse, 286,240 shares held by S&S Partnership, and 104,498 shares held in trust for the benefit of his children. Mr. Coder disclaims beneficial ownership of all such shares. Includes 428,009 shares with respect to which Mr. Coder exercises shared voting and investment power.
(5) Includes 6,000 shares held by Mr. Mealy's spouse. Mr. Mealy disclaims beneficial ownership of all such shares. Includes 6,000 shares with respect to which Mr. Mealy exercises shared voting and investment power.

                             EXECUTIVE COMPENSATION

      Summary Compensation Table. The following table sets forth the compensation paid to the chief executive officer and other executive officers of Catalyst for services rendered for the years ended December 31, 2002 and 2001. None of these officers was employed by Catalyst in 2000. We refer to these officers as the "named executive officers." Other than the persons listed below, there were no executive officers of Catalyst whose total annual salary and bonus for 2002 exceeded $100,000.

                                                    Summary Compensation Table
                                                                                        Long Term
                                                        Annual Compensation            Comp. Awards
                                                 ----------------------------------    ------------
                                                                                        Securities          All
                                                                                        Underlying         Other
Name and Principal Position                      Year   Salary(1)   Bonus(1)   Other    Options(2)     Compensation(3)
---------------------------                      ----   ---------   --------   -----    ----------     ---------------
James B. Treleaven (4) ......................    2002   $310,000    $95,480     --         --               --
  President and Chief Executive Officer .....    2001    137,500     50,000     --       300,000        $1,031

John K. Gorman (5) ..........................    2002    185,000     56,980     --         --               --
  Executive Vice President--Operations ......    2001     60,000     35,000     --       150,000            --

David H. Jacobson (6) .......................    2002    185,000     56,980     --         --               --
  Executive Vice President-- ................    2001     46,250     35,000     --       150,000            --
  Finance and Chief Financial Officer

David A. March (7) ..........................    2002    121,317     37,990     --       150,000            --
  Executive Vice President--
  Sales and Marketing

----------
(1) Bonuses for 2002 have been deferred. Effective December 15, 2002, a 10% salary deferral program was implemented. Amounts shown include deferred salary and bonus.
(2) None of the named executive officers held restricted stock at the end of 2002.
(3) The amount represents an employer matching contribution under the Catalyst's 401(k) plan.
(4)   Mr. Treleaven's employment commenced July 2, 2001.
(5)   Mr. Gorman's employment commenced September 1, 2001.
(6)   Mr. Jacobson's employment commenced October 1, 2001.
(7)   Mr. March's employment commenced May 6, 2002.

      Catalyst granted options to the named executive officers during fiscal 2002 as set forth below.

                                        Option Grants in Last Fiscal Year

                                                                                       Potential Realizable
                          Number of      Percentage of                                   Value at Assumed
                         Securities      Total Options                              Annual Rates of Stock Price
                         Underlying       Granted to       Exercise                 Appreciation for Option Term
                           Options       Employees in       Price     Expiration    ----------------------------
Name                      Granted*        Fiscal 2002     ($/Share)      Date           5% ($)          10% ($)
----                      --------        -----------     ---------      ----           ------          -------
James B. Treleaven             --               --            --              --             --              --
John K. Gorman                 --               --            --              --             --              --
David H. Jacobson              --               --            --              --             --              --
David A. March            150,000            55.77         $2.85        05/06/12        268,852         681,325

----------
* Options held by the named executive officer generally vest as follows: 50% on the second anniversary of the date of grant, 25% on the third anniversary of the date of grant, and 25% on the fourth anniversary of the date of grant. All options held by the named executive officers vest upon a change in control.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

      The following table provides information regarding the value of stock options held at December 31, 2002 by the named executive officers.

          Aggregated Option Exercises and Fiscal Year-End Option Value

                                                       Number of Securities           Value of Unexercised
                          Number of                   Underlying Unexercised          in-the-Money Options
                           Shares                    Options at Fiscal Year-End        at Fiscal Year-End
                         Acquired on     Value       --------------------------      ------------------------
Name                      Exercise     Realized      Exercisable Unexercisable      Exercisable Unexercisable
----                      --------     --------      ----------- --------------     ----------- -------------
James B. Treleaven           --            --                 --       300,000          $--             $--
John K. Gorman               --            --                 --       150,000           --              --
David H. Jacobson            --            --                 --       150,000           --              --
David A. March               --            --                 --       150,000           --              --

Employment Contracts and Change in Control Arrangements

      Catalyst and Mr. Treleaven are parties to an employment agreement dated June 28, 2001, which sets forth the terms under which Mr. Treleaven would serve as President and Chief Executive Officer for a term of one year. The agreement automatically renews for additional one-year terms unless otherwise terminated. Under the employment agreement, Mr. Treleaven receives a base salary as provided in such agreement and is entitled to participate in benefit plans generally provided by Catalyst to its executive officers, including annual bonus plans, vacation plans, and welfare plans. The employment agreement prohibits Mr. Treleaven from competing with Catalyst during his employment and for a period of twelve months thereafter and further prohibits Mr. Treleaven from disclosing Catalyst's confidential information during his employment and for a period of eighteen months thereafter.

      Catalyst and Mr. Treleaven are also parties to a letter agreement dated July 2, 2001 under which we agree to accelerate the vesting schedule of Mr. Treleaven's stock options upon a triggering change in control. A triggering change in control is defined as any change in control (as defined below) where Mr. Treleaven is not offered the opportunity to serve after such event as chief executive officer of the entity which results from such an event under a compensation package which is not materially less than his compensation package with Catalyst immediately prior to such event.

      Catalyst and each of the other named executive officers are parties to letter agreement under which we agreed to accelerate the vesting schedule of all of their stock options upon a change in control (as defined below).

      A change in control is generally defined under the letter agreements as occurring if (i) a person acquires 50% or more of Catalyst's common stock, other than from Catalyst, (ii) a reorganization, merger, consolidation, or sale of substantially all of Catalyst's assets takes place after which Catalyst's existing shareholders do not continue to own at least 50% of the common stock of the survivor and Catalyst's Board of Directors does not constitute a majority of the survivor's board, or (iii) the shareholders of Catalyst approve a plan of complete liquidation or dissolution.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 regarding shares outstanding and available for issuance under Catalyst's existing equity compensation plans.

                                                                                               Number of securities
                                                                                               available for future
                                  Number of securities to be                                   issuance under equity
                                    issued upon exercise of     Weighed average exercise        compensation plans
                                     outstanding options,         price of outstanding         (excluding securities
        Plan Category                 warrants and rights      options, warrants and rights   reflected in front column)
        -------------                 -------------------      ----------------------------   --------------------------
Equity compensation plans
approved by security holders.....          1,962,422                      3.95                       1,908,991
Equity compensation plans not
approved by security holders.....             --                           --                           --
                                      -------------------      ----------------------------   --------------------------
Total............................          1,962,422                      3.95                       1,908,991

Compensation Committee Report on Executive Compensation

The compensation committee of the Board of Directors is responsible for establishing compensation levels for executive officers, including the annual bonus plan for executives, and for administering Catalyst's stock option plans. During 2002, the compensation committee was comprised of four non-employee directors. The compensation committee's overall objective is to establish a compensation policy that will (i) attract and retain talented executives who contribute to achieving our business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of our shareholders.

Executives are compensated with a combination of salary and incentives designed to focus their efforts on maximizing Catalyst's near-term and long-term financial performance. In addition, the compensation program rewards individual performance that further our goals. The executive compensation program includes base salary, incentive bonuses, periodic grants of stock options, and other benefits. Each executive's compensation package is designed to provide an appropriately weighted mix of these elements, which together provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity. The compensation committee reviewed the Culpeppers Compensation Survey and certain other surveys of prevailing compensation practices among high-technology companies with whom we compete for executive talent.

Base Salary: Base salaries for executives are fixed at levels commensurate with the competitive amounts paid to senior executives at companies deemed comparable based on the similarity in revenue level, industry segment, and competitive employment market to Catalyst. In addition, the compensation committee generally takes into account past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

The measures of individual performance considered in setting fiscal year 2002 salaries included, to the extent applicable to an individual executive, a number of quantitative and qualitative factors such as the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience, level of responsibility, and other contributions made to Catalyst's success. The compensation committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Incentive Bonuses: The compensation committee recommends the payment of cash bonuses to provide an incentive to the executives to be productive over the course of each fiscal year. These bonuses are awarded only if certain corporate performance objectives are achieved or exceeded. The amount of the incentive bonus to each executive is based on Catalyst's performance.

In 2002, in order to help the Company's financial situation, the named executive officers took a 10% salary reduction and deferred the payment of bonuses otherwise due them in the aggregate amount of $ 247,430. Such bonuses and salary deferrals will be paid upon the earliest of the following: (1) two consecutive quarters of positive earnings before interest, taxes, depreciation and amortization, (2) a completion of a financing which provides Catalyst in excess of $4 million, (3) any change of control of Catalyst including certain mergers, acquisitions or sales of securities in which more than 33% of the equity ownership is changed and (4) any termination of employment other than for cause or resignation.

Stock Options: Stock options are designed to align the interests of executives with those of its shareholders by encouraging executives to enhance Catalyst's value, the price of the common stock, and hence, the shareholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with Catalyst. The compensation committee grants new options to executives, including the chief executive officer, on a periodic basis to provide continuing incentives to the executives to meet future performance goals and to remain with Catalyst. During the fiscal year ended December 2002, options to purchase an aggregate of 150,000 shares of common stock were granted to one executive.

The compensation committee's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over periods of up to five years and expire ten years from the date of grant.

Benefits: Catalyst's benefit program is designed to attract and retain key executives. During fiscal 2002, we provided medical and other benefits to executives that were generally available to other employees.

CEO Compensation: The compensation committee annually reviews the performance and compensation of the chief executive officer based on the assessment of his past performance and its expectation of his future contributions to Catalyst's performance. Mr. Treleaven was hired as Catalyst's chief executive officer on July 2, 2001 and his base salary was set at $275,000. For 2002, Mr. Treleaven's base salary was $310,000.

The compensation committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The compensation committee believes that compensation levels during 2002 adequately reflect Catalyst's compensation goals and policies.

Compliance with Internal Revenue Code: Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of $1 million paid by a corporation to the named executive officers. Catalyst has not established a policy with regard to Section 162(m) of the Internal Revenue Code since we have not and do not currently anticipate paying cash compensation in excess of $1 million per annum to any employee. None of the compensation paid in 2002 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                        Respectfully submitted,

                                        Terrence L. Mealy, Chairman
                                        Roy J. Carver
                                        James F. Goughenour
                                        William Nelson

Certain Relationships and Related Transactions

      Agreements and Transactions with SAP AG and SAP America. On August 31, 1999, Catalyst entered into three agreements with SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung (SAP AG) and/or SAP America, Inc., two of which remain in effect:

      Subscription Agreement: Catalyst entered into a subscription agreement with SAP AG and SAP America wherein Catalyst sold 759,485 shares of its common stock to SAP America, which resulted in a 9.7% ownership interest in the outstanding common stock of Catalyst at that time. The subscription agreement contains restrictions on the ability of SAP America to transfer its shares in Catalyst and also provides Catalyst with a right of first refusal in connection with transfers of shares by SAP America. The restrictions on transferability expire on August 31, 2003, but expire earlier if the strategic alliance agreement discussed below is terminated or if there are specified change in control transactions which affect Catalyst. A right of first refusal generally applies during the fourth year of the subscription agreement. In addition, for two years after the end of such transfer restrictions, SAP America may transfer shares but must give Catalyst the right of first negotiation unless the transfer is made in specified change in control transactions, or involves no more than 10% of SAP America's interest in Catalyst. The subscription agreement also prevents SAP America, SAP AG, and certain subsidiaries thereof of owning more than 9.7% of the total number of shares of common stock in Catalyst, provided that these restrictions do no apply in the event of specified material transactions involving Catalyst are pending. The subscription agreement also contains provisions which give SAP America and SAP AG and their subsidiaries specified preemptive rights in connection with the issuance of stock in significant transactions and also grants SAP America and SAP AG and their subsidiaries the right to demand registration of their shares of Catalyst's common stock and unlimited piggyback registration rights. The subscription agreement further provides that in certain transactions involving major competitors of Catalyst, SAP America, and SAP AG and their subsidiaries will waive appraisal rights and the preemptive rights of SAP America. In addition, Catalyst allowed SAP America to designate one member to Catalyst's Board of Directors. At this time, SAP America has not designated a member for Catalyst's Board.

      Strategic Alliance Agreement: Catalyst entered into a strategic alliance agreement with SAP AG wherein we would: (i) form a support center to help customers implement Catalyst's software and SAP AG's Logistics Execution Solution Software (LES); (ii) provide implementation services for the benefit of SAP customers in connection with the SAP AG's LES; and (iii) jointly promote and market with SAP Catalyst's product offerings and SAP AG's product offerings. In connection with the strategic alliance agreement during 2002, SAP America paid to us approximately $325,950 for LES support service fees for Catalyst's provision of LES support services to SAP customers and we paid to SAP America approximately $98,538 for sales and marketing and training activities.

      Agreements and Transactions with HLB Communications, Inc. HLB Communications, Inc. (HLB) performs professional communications services for Catalyst. Cheryl Treleaven is an Executive Vice President of HLB and the spouse of Mr. James Treleaven, Catalyst's president and chief executive officer. While Ms. Treleaven is an Executive Vice President of HLB, she has no equity interest in HLB. Ms. Treleaven is one of the HLB professionals that regularly works on our account. Catalyst paid HLB approximately $483,000 for its services in 2002. We believe that the terms of our agreement with HLB are no less favorable than what would be offered by another professional communications services company.

      Collateral Fee and Security Agreement. On March 17, 2003, Catalyst entered into a collateral fee and security agreement with Messrs. Carver, Coder, Mealy and Nelson, each of whom agreed to pledge securities in favor of Catalyst's bank lender as back-up collateral for the line of credit with that bank. Catalyst agreed to pay each pledgor a fee equal to 3 1/2% per year of the amount pledged, and granted them a security interest in Catalyst's accounts. The amount of securities pledged is as follows: Mr. Carver ($250,000), Mr. Coder ($125,000), Mr. Mealy ($500,000), and Mr. Nelson ($75,000). Mr. Mealy was the Board member responsible for arranging for, negotiating and finalizing this collateral fee and security agreement. In exchange for such services, Mr. Mealy will receive a fee of $20,000.

Performance Graph

      The following graph compares cumulative total shareholder return of our common stock with the cumulative total return of the Nasdaq Stock Market(R) Index during the past five fiscal years. In addition, the graph also compares our performance to that of the Nasdaq Computer and Data Processing Stock Index. The graph assumes that the value of the investment in the common stock and each index was $100 on December 31, 1997 and that all dividends were reinvested. We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future.

[THE FOLLOWING DATA WAS REPRESENTED AS A LINE CHART]

                                                          Nasdaq Stock           Nasdaq
           Measurement             Catalyst               Market (U.S.       Computer and Data
               Period        International, Inc.($)      Companies)($)       Processing Stocks($)
               ------        ----------------------      -------------       --------------------
              12/31/97               100                      100                   100
              12/31/98               295                      141                   178
              12/31/99               314                      261                   392
              12/29/00               117                      158                   181
              12/31/01                66                      125                   145
              12/31/02                13                       87                   100

                                  PROPOSAL TWO
                      RATIFICATION OF INDEPENDENT AUDITORS

      Upon recommendation of the audit committee and subject to ratification by the shareholders at the Annual Meeting, the Board of Directors has appointed Ernst & Young LLP, an independent public accounting firm, to audit the financial statements for the year ending December 31, 2003. Ernst & Young LLP has been our auditors since 1993. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

      Audit Fees: Audit fees billed to Catalyst by Ernst & Young LLP for its audit of our financial statements for the year ended December 31, 2002 and for its review of the financial statements included in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for that year totaled $143,250.

      Financial Information Systems Design and Implementation Fees: Catalyst did not engage Ernst & Young LLP to provide advice regarding financial information systems design and implementation during the year ended December 31, 2002.

      All Other Fees: Fees billed to Catalyst by Ernst & Young LLP during the year ended December 31, 2002 for all other non-audit services rendered totaled $19,830, including $18,405 for tax related services.

      The audit committee has considered whether the provision of non-audit services is compatible with Ernst & Young LLP's independence and satisfied itself as to the auditors' independence.

Board of Directors Recommendation

      The Board of Directors recommends you vote FOR the ratification of the appointment of Ernst & Young LLP and your proxy will be so voted unless you specify otherwise.

Audit Committee Report

      The audit committee oversees Catalyst's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Catalyst's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors' independence from management and Catalyst including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

      The audit committee discussed with Catalyst's independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Catalyst's internal controls, and the overall quality of Catalyst's financial reporting.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The audit committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of Catalyst's independent auditors.

                                        Respectfully submitted,

                                        Roy J. Carver, Chairman
                                        James F. Goughenour
                                        Terrence L. Mealy
                                        William Nelson

                       SUBMISSION OF SHAREHOLDER PROPOSALS

      In accordance with the By-Laws, nominations (other than by or at the direction of the Board of Directors) of candidates for election as directors at the 2004 Annual Meeting of Shareholders and other proposals to be submitted for consideration at the 2004 Annual Meeting of Shareholders must be received no later than March 28, 2004 and must otherwise be in accordance with the requirements of the By-Laws. To be considered for inclusion in the Proxy Statement for Catalyst's 2004 Annual Meeting of Shareholders, shareholder proposals must be received no later than January 6, 2004. Such nominations or proposals must be submitted to our principal executive offices: Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223,
Attention: Corporate Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                  OTHER MATTERS

      Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

      The expense of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be borne by us. No solicitation other than by mail is contemplated, except that our officers, employees, or agents may solicit the return of proxies from certain shareholders by telephone, personal solicitation, or facsimile.

      Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission at no cost by writing to the Investor Relations Department, Catalyst International, Inc., 8989 North Deerwood Drive, Milwaukee, Wisconsin 53223 or on Catalyst's web site at www.catalystwms.com. Exhibits to Form 10-K will be furnished upon payment of reasonable expenses in furnishing the exhibits.

                                        By Order of the Board of Directors,

                                        /s/ Mark T. Ehrmann
                                        ----------------------------------------
                                        Mark T. Ehrmann, Secretary

Catalyst International, Inc.                                               PROXY

         This Proxy is Solicited on Behalf of the Board of Directors of
                          Catalyst International, Inc.

                 Annual Meeting of Shareholders - June 26, 2003

      The undersigned hereby appoints Douglas B. Coder and Mark T. Ehrmann, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated hereon, all of the shares of common stock of Catalyst International, Inc. held of record by the undersigned on April 28, 2003, at the 2003 Annual Meeting of Shareholders of Catalyst International, Inc. to be held on June 26, 2003 or at any adjournment or postponement thereof.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be a vote "FOR" (i) the election of Messrs. Coder and Mealy as Class II Directors, and (ii) the ratification of Ernst & Young LLP as the independent auditors for 2003.

               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
================================================================================

                CATALYST INTERNATIONAL, INC. 2003 ANNUAL MEETING

1. Election of Directors - the Board recommends that you vote for Messrs. Coder and Mealy to serve as Class II directors for a term expiring at the 2006 Annual Meeting of Shareholders.


                                                                                For           Withhold
                                                                (Instructions: Please vote for TWO individuals only.)
                                    1 - Douglas B. Coder                        |_|              |_|
                                    2 - Terrence L. Mealy                       |_|              |_|

2. Ratification of Auditors - the Board recommends that you vote FOR the appointment of Ernst & Young LLP as the independent auditors for 2003.

      Ratification of Ernst &                                                   For        Against      Abstain
      Young LLP as Auditors                                                     |_|          |_|          |_|

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Check appropriate box               Date                                        NO. OF SHARES
Indicate changes below:                 -----------------------------------
Address Change?  |_|                Name Change?  |_|                           ------------------------------------

                                                                                ------------------------------------
                                                                                SIGNATURE(S) IN BOX
                                                                                Please sign exactly as your name appears
                                                                                on this Proxy. When shares are held by
                                                                                joint tenants, both should sign. When
                                                                                signing as an attorney, executor,
                                                                                administrator, trustee, or guardian,
                                                                                please give full title as such. If a
                                                                                corporation, please sign in full
                                                                                corporate name by President or other
                                                                                authorized officer. If a partnership,
                                                                                please sign in partnership name by
                                                                                authorized person.